Exhibit 10.1

EXECUTION VERSION

SECOND AMENDMENT TO CREDIT AGREEMENT

This SECOND AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of February 6, 2018, among Internap Corporation, a Delaware corporation (the “Borrower”), each of the Lenders (as defined below) party hereto and Jefferies Finance LLC, as Administrative Agent (in such capacity, the “Administrative Agent”), and is acknowledged and consented to by each Guarantor.

R E C I T A L S:

A.            The Borrower, the lenders from time to time party thereto (the “Lenders”) and the Administrative Agent are parties to the Credit Agreement dated as of April 6, 2017 (as amended by that certain First Amendment to Credit Agreement dated as of June 28, 2017, and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

B.            The Borrower has notified the Administrative Agent of its intent to acquire all of the membership interests of SingleHop LLC (“SingleHop”) and, in conjunction therewith, the Loan Parties have requested an amendment to the Credit Agreement that would effect the modifications thereto set forth herein, and the Administrative Agent and each Lender party hereto consents to this Amendment.

C.            Accordingly, in consideration of the premises made hereunder, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1.           Definitions and Interpretation.

1.1           Definitions.  Unless otherwise defined in this Amendment, capitalized terms used herein shall have the meanings given to them in the Credit Agreement.

1.2           Interpretation.  This Amendment shall be construed and interpreted in accordance with the rules of construction set forth in Sections 1.02 through 1.06 of the Credit Agreement.

Section 2.           Amendments to Credit Agreement.

2.1           Section 1.01 of the Credit Agreement is hereby amended by inserting the following new definitions in proper alphabetical order therein:

““PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.”

““SingleHop Acquisition” means the acquisition of SingleHop LLC pursuant to the SingleHop Acquisition Agreement.”

““SingleHop Acquisition Agreement” means that certain Purchase and Sale Agreement dated as of January 27, 2018 by and among the members of SingleHop LLC, SingleHop, the Borrower and the other parties thereto, collectively with all exhibits, schedules and other material agreements executed and/or delivered in connection therewith, in each case, in form and substance reasonably satisfactory to the Administrative Agent.”

““SingleHop Acquisition Consideration Amount” means the aggregate amount of acquisition consideration required to be paid by Borrower to purchase SingleHop on the terms and subject to the conditions set forth in, and in accordance with, the SingleHop Acquisition Agreement.”

““SingleHop Acquisition Loan Amount” means the principal amount of Incremental Term Loans to be (a) incurred by Borrower in conjunction with its consummation of the SingleHop Acquisition, (b) in an aggregate principal amount not to exceed $135,000,000 and (c) used by Borrower solely to pay a portion of the SingleHop Acquisition Consideration Amount and the fees, costs and expenses related thereto or incurred in connection therewith.”

2.2           Section 1.01 of the Credit Agreement is hereby amended by amending and restating the following defined terms in their entirety as follows:

““Employee Benefit Plan” means any of (a) any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was maintained, contributed to, or required to be maintained or contributed to by any Company or any of its ERISA Affiliates, (b) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (c) a “plan” as defined in Section 4975 of the Code or (d) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”, in each case, excluding any Canadian Pension Plan.”

““ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.”

2.3           Clause (ix) of the definition of “Permitted Acquisition” contained in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(ix)          the acquisition consideration (exclusive of (a) any amounts financed by Qualified Excluded Issuances and (b) the SingleHop Acquisition Consideration Amount) for any individual acquisition or series of related acquisitions shall not exceed $40,000,000, and the aggregate amount of the acquisition consideration (exclusive of any amounts financed by Qualified Excluded Issuances) for (A) all Permitted Foreign Acquisitions after the Closing Date shall not exceed $10,000,000 and (B) all Permitted Acquisitions (including Permitted Foreign Acquisitions but excluding the SingleHop Acquisition) since the Closing Date shall not exceed $80,000,000; provided that (x) no Equity Interests constituting all or a portion of such acquisition consideration shall constitute Disqualified Capital Stock and (y) any Earnout obligations by a Company in connection with any such Permitted Acquisition shall be unsecured; and”

2.4           Section 2.19(a)(i) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(i)          the cumulative aggregate principal amount of all increases in the Term Loan Commitments and/or Revolving Commitments pursuant to this Section 2.19 and Incremental Equivalent Debt incurred pursuant to Section 6.01(t) shall not at any time exceed the sum of (a) the Incremental Cap and (b) the SingleHop Acquisition Loan Amount, and any requested increase shall be in an integral multiple of $1,000,000 and not less than $5,000,000 (or such lower amount that represents all remaining availability pursuant to this Section 2.19);”

2.5           Section 6.01(t)(i) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(i) together with such Incremental Equivalent Debt, the aggregate cumulative principal amount of Incremental Equivalent Debt incurred or issued pursuant to this subclause (t) and Incremental Term Loans and increases in Revolving Credit made under Section 2.19 does not exceed the sum of (A) the Incremental Cap and (B) the SingleHop Acquisition Loan Amount,”

2.6           Section 6.10 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(a)         Maximum Total Net Leverage Ratio.  Permit the Total Net Leverage Ratio, as of the last day of any Test Period set forth in the table below, to exceed the ratio set forth opposite such Test Period in the table below:

Test Period End Date	Total Net Leverage Ratio
3/31/18	5.90:1.00
6/30/18	5.90:1.00
9/30/18	5.90:1.00
12/31/18	5.90:1.00
3/31/19	5.90:1.00
6/30/19	5.90:1.00
9/30/19	5.50:1.00
12/31/19	5.50:1.00
3/31/20	5.50:1.00
6/30/20	5.25:1.00
9/30/20	5.25:1.00
12/31/20	4.75:1.00
3/31/21	4.75:1.00
6/30/21	4.75:1.00
9/30/21 and thereafter	4.50:1.00

(b)           Minimum Consolidated Interest Coverage Ratio.  Permit the Consolidated Interest Coverage Ratio, as of the last day of any Test Period set forth in the table below, to be less than the ratio set forth opposite such Test Period in the table below:

Test Period End Date	Consolidated Interest Coverage Ratio
3/31/18	2.00:1.00
6/30/18	2.00:1.00
9/30/18	2.00:1.00
12/31/18	2.00:1.00
3/31/19	2.00:1.00
6/30/19	2.00:1.00
9/30/19	2.00:1.00
12/31/19	2.00:1.00
3/31/20	2.00:1.00
6/30/20	2.00:1.00
9/30/20	2.00:1.00
12/31/20	2.25:1.00
3/31/21	2.25:1.00
6/30/21	2.25:1.00
9/30/21 and thereafter	2.25:1.00

2.7           Article X of the Credit Agreement is hereby amended by adding a new Section 10.21 after the end of Section 10.20 as follows:

“Section 10.21   Certain ERISA Matters.

(a)        Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)        such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Employee Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii)        the transaction exemption set forth in one or more PTEs, such as PTE 84-14  (a  class  exemption  for  certain  transactions  determined  by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance  of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)       (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans,  the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)      such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)       In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:

(i)         none of the Administrative Agent or the Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii)        the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least  $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii)       the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv)      the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)       no fee or other compensation is being paid directly to the Administrative Agent or the Arrangers or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

(c)       The Administrative Agent and the Arrangers hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement,

(ii)        may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Section 3.           Effectiveness.

3.1           This Amendment and the amendments to the Credit Agreement contained herein (other than the amendments to the Credit Agreement set forth in Section 2.6 hereof, which shall become legal, valid and binding as set forth in Section 3.2 below), shall be legal, valid and binding on the date on or before February 6, 2018, on which the following conditions precedent are satisfied (the date of such satisfaction, the “Amendment Effective Date”):

(a)        Loan Documents.  This Amendment shall have been (i) executed by the Borrower, the Administrative Agent and the Required Lenders and (ii) acknowledged by each Guarantor, and in each case, counterparts hereof as so executed or acknowledged shall have been delivered to the Administrative Agent; and

(b)       Fees and Expenses.

(i)          The Loan Parties shall have paid all reasonable and documented out-of-pocket legal fees  and expenses and all other reasonable and documented out-of-pocket expenses of the Administrative Agent.

(ii)         The Loan Parties shall have paid to each Lender consenting to this amendment a fee equal to 0.25% of such Lender’s aggregate principal amount of outstanding Term Loans and Revolving Commitments as of the date hereof; provided that such Lender has provided a signature page by (A) voting on LendAmend or (B) sending its executed signature page to INAPfeb18@Lendamend.com, in each case, no later than 3:00 p.m., New York City time, on Friday, February 2, 2018.

3.2           The amendments to the Credit Agreement contained in Section 2.6 above shall become legal, valid and binding on the date on which the following conditions precedent are fully satisfied:

(a)        the SingleHop Acquisition shall have been consummated in accordance with the terms of the SingleHop Acquisition Agreement;

(b)       the SingleHop Acquisition shall constitute a Permitted Acquisition;

(c)        the SingleHop Acquisition Loan Amount shall have been borrowed;

(d)        at the time the SingleHop Acquisition is consummated, no Specified Event of Default shall exist; and

(e)        the conditions set forth in Section 3.1 shall have been satisfied.

Section 4.           Representations and Warranties.  The Borrower hereby represents and warrants to the Administrative Agent and the Lenders party hereto as follows:

4.1           Power and Authority.  It has the legal power and authority to execute and deliver this Amendment and perform its obligations hereunder and under the Credit Agreement as amended and otherwise modified hereby.

4.2           Authorization.  It has taken all proper and necessary corporate action to authorize the execution, delivery and performance of this Amendment and the transactions contemplated hereby.

4.3           Non-Violation.  The execution and delivery of this Amendment and the performance and observance by it of the provisions hereof do not and will not (a) violate the Organizational Documents of any Company, (b) violate or result in a default or require any consent or approval under (x) any indenture, instrument, agreement, or other document binding upon any Company or its property or to which any Company or its property is subject, or give rise to a right thereunder to require any payment to be made by any Company, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect or (y) any Organizational Document (other than such as have been obtained and are in full force and effect), (c) violate any Legal Requirement in any material respect, and (d) result in the creation or imposition of any Lien on any property of any Company, except Permitted Liens.

4.4           Validity and Binding Effect.  This Amendment has been duly executed and delivered by the Borrower.  Upon satisfaction of the conditions set forth in Section 3 above, this Amendment shall constitute a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, regardless of whether considered in a proceeding in equity or at law.

4.5           Representations and Warranties in Credit Agreement.  The representations and warranties of each Loan Party contained in the Credit Agreement as amended or otherwise modified hereby and each Loan Document are (i) in the case of representations and warranties qualified by materiality, “Material Adverse Effect” or similar language, true and correct in all respects and (ii) in the case of all other representations and warranties, true and correct in all material respects, in each case on and as of the Amendment Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case such representations and warranties are true and correct on the basis set forth above as of such earlier date.

4.6           No Event of Default.

(a)       No Default or Event of Default shall have occurred on the date the SingleHop Acquisition is entered into, immediately prior to and immediately after giving effect to the execution and delivery thereof; and

(b)       No Specified Event of Default exists before, nor will occur immediately after, giving effect to this Amendment or observing any provision hereof.

4.7           No Consent.  No consent, exemption, authorization or approval of, registration or filing with, or any other action by, any Governmental Authority is required with respect to any Company in connection with this Amendment, or the execution, delivery, performance, validity or enforceability of this Amendment or any other Loan Document, except consents, authorizations, filings and notices which have been obtained or made and are in full force and effect.

Section 5.           Guarantor Acknowledgment.  Each Guarantor, by signing this Amendment hereby:

5.1           confirms and ratifies its respective guarantees, pledges and grants of security interests, as applicable, under each Loan Document to which it is a party, and agrees that notwithstanding the effectiveness of this Amendment and the consummation of the transactions contemplated hereby, such guarantees, pledges and grants of security interests shall continue to be in full force and effect and shall accrue to the benefit of the Secured Parties;

5.2           acknowledges and agrees that all of the Loan Documents to which such Guarantor is a party or otherwise bound shall continue in full force and effect and that all of such Guarantor’s obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Amendment; and

5.3           hereby consents and agrees to and acknowledges and affirms the terms of this Amendment and the transactions contemplated hereby.

Section 6.           Miscellaneous.

6.1           Successors and Assigns.  The provisions of this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

6.2           Survival of Representations and Warranties.  All representations and warranties made hereunder shall survive the execution and delivery of this Amendment, and no investigation by the Administrative Agent or the Lenders or any subsequent extension of credit shall affect any of such representations and warranties or the right of the Administrative Agent or any Lender to rely upon them.

6.3           Severability.  Any provision of this Amendment held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

6.4           Headings.  The headings, captions and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.

6.5           Loan Documents Unaffected.  Each reference to the Credit Agreement in any Loan Document shall hereafter be construed as a reference to the Credit Agreement as amended or otherwise modified hereby.  Except as herein otherwise specifically provided, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of any party under, the Credit Agreement or any other Loan Document.  Except as herein otherwise specifically provided, all provisions of the Credit Agreement and the other Loan Documents, and the guarantees, pledges and grants of security interests, as applicable, under each of the Security Documents, are hereby reaffirmed and ratified and shall remain in full force and effect, shall continue to accrue to the benefit of the Secured Parties and shall be unaffected hereby.  This Amendment is a Loan Document.

6.6           LCA Election.  The Borrower shall be deemed to have made on the Amendment Effective Date an LCA Election with respect to the SingleHop Acquisition.

6.7           Waiver of Claims.  The Loan Parties hereby acknowledge and agree that, through the date hereof, each of the Administrative Agent and the Lenders has acted in good faith and has conducted itself in a commercially reasonable manner in its relationships with the Loan Parties in connection with the Obligations, the Credit Agreement, and the other Loan Documents, and the Loan Parties hereby waive and release any claims to the contrary with respect to the period through the Amendment Effective Date.  To the maximum extent permitted by law, the Loan Parties hereby release, acquit and forever discharge the Administrative Agent and each of the Lenders, their respective Affiliates, and their respective officers, directors, employees, agents, attorneys, advisors, successors and assigns, both present and former, from any and all claims and defenses, known or unknown as of the date hereof, with respect to the Obligations, this Amendment, the Credit Agreement, the other Loan Documents and the transactions contemplated hereby and thereby.

6.8           Expenses.  As provided in the Credit Agreement, but without limiting any terms or provisions thereof, each of the Loan Parties hereby jointly and severally agrees to pay on demand all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent in connection with the documentation, preparation and execution of this Amendment, regardless of whether this Amendment becomes effective in accordance with the terms hereof, and all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent and/or any Lender in connection with the enforcement or preservation of any rights under the Credit Agreement as amended or otherwise modified hereby, including reasonable and documented fees and out-of-pocket disbursements of one outside counsel of the Lenders and one counsel to each Agent and any necessary local counsel.

6.9           Entire Agreement.  This Amendment, together with the Credit Agreement and the other Loan Documents, integrates all the terms and conditions mentioned herein or incidental hereto and supersedes all oral representations and negotiations and prior writings with respect to the subject matter hereof.

6.10         Acknowledgments.  Each Loan Party hereby acknowledges that:

(a)        it has been advised by counsel in the negotiation, execution and delivery of this Amendment and the other Loan Documents;

(b)       neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Amendment or any of the other Loan Documents, and the relationship between the Administrative Agent and the Lenders, on one hand, and the Loan Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)        no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Loan Parties and the Lenders.

6.11         Counterparts.  This Amendment may be executed by the parties hereto separately in one or more counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same agreement. Transmission by a party to another party (or its counsel) via facsimile or electronic mail of a copy of this Amendment (or a signature page of this Amendment) shall be as fully effective as delivery by such transmitting party to the other parties hereto of a counterpart of this Amendment that had been manually signed by such transmitting party.

6.12         Governing Law.  THIS AMENDMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

6.13         Submission To Jurisdiction; Waivers

Each Loan Party hereby irrevocably and unconditionally:

(a)       submits for itself and its property in any legal action or proceeding relating to this Amendment and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non‑exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b)       consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)       agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower or any other Loan Party at its address set forth in Section 10.01 of the Credit Agreement, or, in any case, at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)       agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)        waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

6.14         Jury Trial Waiver.  EACH LOAN PARTY, EACH AGENT AND EACH LENDER SIGNATORY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AMENDMENT (INCLUDING, WITHOUT LIMITATION, ANY AMENDMENTS, WAIVERS OR OTHER MODIFICATIONS RELATING TO ANY OF THE FOREGOING) OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

INTERNAP CORPORATION

By:	/s/ Robert Dennerlein
	Name:	Robert Dennerlein
	Title:	Chief Financial Officer

[Signature Page to Second Amendment to Credit Agreement]

JEFFERIES FINANCE LLC,
as Administrative Agent and as a Lender

By:	/s/Paul Chisholm
	Name:	Paul Chisholm
	Title:	Managing Director

[Signature Page to Second Amendment to Credit Agreement]

Acknowledged and agreed:

UBERSMITH, INC., as a Guarantor

By:	/s/ Robert Dennerlein
	Name:	Robert Dennerlein
	Title:	President & Treasurer

INTERNAP CONNECTIVITY LLC, as a Guarantor

By:	/s/ Robert Dennerlein
	Name:	Robert Dennerlein
	Title:	Manager

[Signature Page to Second Amendment to Credit Agreement]